$1,000,000,000                                      FILED PURSUANT TO RULE 433

5.447% FIXED RATE/FLOATING RATE NOTES DUE 2009               FILE NO. 333-132177

                                [citigroup logo]

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Terms and Conditions:
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Issuer:                       Citigroup Inc.
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Ratings:                      Aa1/AA-/AA+  (Moody's / S&P / Fitch)
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Trade Date:                   May 5, 2006
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Settlement Date:              May 12, 2006 (T+5 days)
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Maturity:                     May 11, 2009
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Par Amount:                   U.S.$ 1,000,000,000
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Ranking:                      Senior
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Coupon:                       5.447% per annum during the period from and
                              including the Settlement Date to and including
                              May 10, 2007 (the "fixed rate period");
                              three-month USD LIBOR (Telerate) plus 0.03% per annum during the period from and including May
                              11, 2007 to but excluding the Maturity date (the "floating rate period").
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Public Offering Price:        100.000%
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Gross Fee:                    0.175%
  Management Fee:              .025%
  Underwriting Fee:            .025%
  Sales Concession:            .125%
  Re-allowance:                .100%
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Purchase Price to Managers:   99.825%
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Net Proceeds to Citigroup:     $998,250,000
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Interest Payment Dates:        On May 11, 2007 for interest  accrued  in
                               respect  of the fixed rate period,  and on the
                               11th  day of each  February, May,  August and
                               November of each year during the floating rate
                               period, commencing August 11, 2007, with
                               adjusted  modified  following  business day
                               convention.
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Interest Rate Determination
Dates:                         For the floating rate period, two London business
                               days prior to the start of each Interest  Payment
                               Date.
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 Day Count:                    Actual/360  during the fixed rate period;
                               Actual/360 during the floating rate period

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Defeasance:                    Applicable.  Provisions of Sections 11.03 and
                               11.04 of the Indenture apply.
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Redemption at Issuer Option:   Only for tax purposes.
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Redemption for Tax Purposes:   Applicable  at issuer  option  if, as a result of
                               changes  in  U.S.  tax law,  withholding  tax or
                               information reporting requirements are imposed on
                               payments  on  the  notes  to  non-United   States
                               persons. Redemption as a whole, not in part.
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Sinking Fund:                  Not applicable.
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Listing:                       Application will be made to list the notes on the
                               regulated market of the Luxembourg Stock Exchange
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Minimum Denomination/
Multiples:                     $100,000/ multiples of  $ 1,000 in excess thereof
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                                                             Principal Amount
                                                                 Purchased
                                                            --------------------
Sole Book Manager:            Citigroup Global Markets Inc.  $ 880,000,000(88%)
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Joint Lead Manager:           Blaylock & Company, Inc.       $  70,000,000 (7%)

Co-Managers:                  Ramirez & Co., Inc.            $  50,000,000 (5%)

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CUSIP:                        172967 DK 4
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ISINs:                        US172967DK43.
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


$1,000,000,000                                      FILED PURSUANT TO RULE 433

5.447% FIXED RATE/FLOATING RATE NOTES DUE 2009               FILE NO. 333-132177

                                [citigroup logo]
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Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.